Exhibit 4.1
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

COMMON STOCK PURCHASE WARRANT

ROOT, INC.

Warrant Shares: 1,525,560 (representing approximately 8.5% of the Company’s Class A Common Stock on a Fully Diluted basis as of the Issuance Date, determined immediately prior to and without giving effect to the issuance of this Warrant, comprised of five Tranches of 305,112 shares of Class A Common Stock, representing approximately 1.7% Fully Diluted each)

Issuance Date: August 31, 2026

Termination Date: The second (2nd) anniversary of the Issuance Date

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Carvana Group, LLC, a Delaware limited liability company, or its permitted successors or assigns (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, in whole or in part, at any time on or after the Initial Exercise Date through 5:00 p.m. (New York City time) on the Termination Date, unless earlier terminated as provided herein, but not thereafter, to subscribe for and purchase from Root, Inc., a Delaware corporation (the “Company”), subject to the satisfaction of the Conditions to Exercise, 1,525,560 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Class A Common Stock. This Warrant is issued pursuant to the Warrant Cancellation and Exchange Agreement, dated August 31, 2026 (the “Warrant Cancellation Agreement”), by and between the Company and the Holder, in exchange for the cancellation of the Long-Term Warrants (as defined herein). The Warrant Shares represent the number of shares of Common Stock that would constitute approximately 8.5% of all issued and outstanding shares of Common Stock on a Fully Diluted basis as of the Issuance Date, assuming that the Holder has exercised this Warrant on a cash basis. The purchase price of one share of Class A Common Stock under this Warrant shall be equal to the applicable Exercise Price, as defined in Section 2(b) below.

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attributed Policies” means Company Policies that are (i) issued after the Issuance Date and (ii) attributed to the Holder in accordance with Section 1(a) of Schedule 3 of the Commercial Agreement (or the corresponding provision of any agreement amending, restating, extending, renewing or replacing the Commercial Agreement). For the avoidance of doubt, no Company Policy issued on or prior to the Issuance Date, and no Company Policy that is not attributed to the Holder, shall be counted toward any Policy Milestone for any purpose hereunder.

“Board of Directors” means the board of directors of the Company.

“Burdensome Condition” means an obligation to take or refrain from taking or agreeing to its, its Affiliates or its or their Subsidiaries obligation to take or refrain from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Warrant, the Investment Agreement, the Certificate of Designations, and the Commercial Agreement and the exhibits and schedules hereto or thereto) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, that would, or would reasonably be expected to, have (i) a material adverse effect on the business, financial condition, assets and liabilities (considered together), operations or results of operations of Holder and its Affiliates or Subsidiaries, taken as a whole, or (ii) a material adverse effect on the aggregate economic benefits, taken as a whole, that, as of the date hereof, the Holder would reasonably be expected to obtain from the transactions contemplated by this Warrant.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Cap” means 29.9% of all issued and outstanding shares of Class A Common Stock on a Fully Diluted basis as of the Issuance Date, assuming all Warrants owned by the Holder have been exercised on a cash basis.

“Carvana Group, LLC Warrants” means this Warrant.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Class A Common Stock” means the Class A common stock of the Company, par value $0.0001.

“Class B Common Stock” means the Class B common stock of the Company, par value $0.0001.

“Commercial Agreement” means the Commercial Agreement entered into on October 1, 2021 by the Company and the Holder, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Policies” has the meaning set forth in the Commercial Agreement.

“Company Sale” means any merger, consolidation, or other business combination of the Company with an entity that is not an Affiliate of the Company that results in the stockholders of the Company immediately prior to such transaction being the beneficial owners of less than 50% of the equity securities of the successor or surviving company.

“Conditions to Exercise” means that each of the following conditions have been met:

(i) (a) the receipt of approval from the Florida Office of Insurance Regulation of a Form A Filing and Pre-Acquisition Application pursuant to Fla. St. 628.461, or approval from the Florida Office of Insurance Regulation of a disclaimer of affiliation, (b) the receipt of approval from the Ohio Director of Insurance of a Form A Filing pursuant to Ohio Insurance Code section 3901.321, or approval from the Ohio Director of Insurance of a disclaimer of affiliation and (c) any other consent, waiver or approval of any governmental authority that regulates insurance that is required by applicable Law;

(ii) any required waiting period applicable to the exercise of this Warrant under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations promulgated thereunder) (the “HSR Act”), and any agreement between the parties, on the one hand, and the United States Department of Justice or the United States Federal Trade Commission, on the other hand, that prohibits such exercise, shall have been terminated or shall have expired;

(iii) upon exercise of this Warrant, (A) the aggregate number of shares of Common Stock the Company shall have issued under all Carvana Group, LLC Warrants does not exceed the Cap; provided, that the Cap shall be adjusted proportionately downward to reflect the effect of one or more issuances based on Cashless Exercise of any Warrant, and (B) after giving pro forma effect to such exercise, and subject to Section 2(c)(vii), the Holder and its controlled affiliates do not directly own more than 34.9% of the Company’s issued and outstanding Common Stock on Fully Diluted basis.

(iv) with respect to each Tranche, the cumulative number of Attributed Policies exceeds the applicable Policy Milestone for such Tranche, as set forth below:

Tranche 1 (305,112 Warrant Shares): 180,000 Company Policies

Tranche 2 (305,112 Warrant Shares): 210,000 Company Policies

Tranche 3 (305,112 Warrant Shares): 250,000 Company Policies

Tranche 4 (305,112 Warrant Shares): 290,000 Company Policies

Tranche 5 (305,112 Warrant Shares): 340,000 Company Policies

For the avoidance of doubt, each Tranche shall become exercisable independently upon satisfaction of its respective Policy Milestone, and vesting is cumulative (i.e., satisfaction of the Policy Milestone for Tranche 3 shall also constitute satisfaction of the Policy Milestones for Tranches 1 and 2). The number of Warrant Shares subject to each Tranche shall be a whole number, and the sum of the Warrant Shares subject to all five Tranches shall equal the aggregate number of Warrant Shares set forth on the face of this Warrant. The Holder may exercise vested Tranches independently without exercising all vested Tranches simultaneously.

Vesting of each Tranche is based solely on cumulative Attributed Policies. For the avoidance of doubt, the Policy Milestones are not required to be satisfied sequentially, and satisfaction of a higher-numbered Tranche’s Policy Milestone shall be deemed to satisfy all lower-numbered Tranche Policy Milestones.

“Convertible Security” means evidences of indebtedness, shares of stock, rights or other securities (including, but not limited to options, warrants, and other rights for the purchase or other acquisition of Common Stock) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Ex-Dividend Date” means the first date on which shares of the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fair Market Value” means, as of any particular date (i) the closing sales price of the Class A Common Stock for such date on the Trading Market on which the Class A Common Stock is at the time be listed, (ii) if there have been no sales of the Class A Common Stock on such Trading Market on any such date, the average of the highest bid and lowest asked prices for the Class A Common Stock on the Trading Market at the end of such date, (iii) if on any such day the Class A Common Stock is not listed on a national securities exchange, the closing sales price of the Common Stock as quoted on the OTC for such date, (iv) if there have been no sales of the Class A Common Stock on the OTC on such date, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC at the end of such date or (v) if at any time the Class A Common Stock is not listed on any domestic securities exchange or quoted on the OTC, the fair market value per share as determined in good faith by the Board of Directors; provided, with respect to clause (v) the Holder is entitled to object to the fair market value per share determined by the Board of Directors and require, at the Company’s sole expense, such determination to be made by a nationally recognized investment banking, accounting or valuation firm that is reasonably acceptable to the Board of Directors.

“Fully Diluted” means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding Convertible Securities (regardless of whether such Convertible Securities are at such time exercisable, convertible or exchangeable) as having been exercised, converted or exchanged (including the exercise, conversion or exchange of Convertible Securities underlying any such Convertible Securities, giving effect to any applicable caps on conversion).

“Initial Exercise Date” means the Issuance Date.

“Long-Term Warrants” means the warrants designated as Long Term Tranche 1, Long Term Tranche 2, Long Term Tranche 3, Long Term Tranche 4 and Long Term Tranche 5 issued by the Company to the Holder on October 1, 2021, each of which has been cancelled pursuant to the Warrant Cancellation Agreement.

“OTC” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic interdealer quotation system, the OTC Markets Group Inc. electronic interdealer quotation system, including OTCQX, OTCQB and OTC Pink, or any similar quotation system or association.

“Party” means either Company or Holder, as applicable.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Policy Milestone” means, with respect to each Tranche, the cumulative number of Attributed Policies set forth opposite such Tranche in clause (iv) of the definition of Conditions to Exercise.

“Product Integration” has the meaning set forth in the Commercial Agreement. The Product Integration Date occurred on September 1, 2022.

“Product Integration Date” has the meaning set forth in the Commercial Agreement. The Product Integration Date occurred on September 1, 2022.

“Reference Date” means the Issuance Date.

“Required Regulatory Approvals” means the following governmental and regulatory approvals, consents, order and waivers: (i) a Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer or a disclaimer of affiliation (the “ Florida Filing”) with the Florida Office of Insurance Regulation with respect to Root Florida Insurance Company, (ii) a Form A Statement Regarding the Acquisition of Control of a Domestic Insurer or a disclaimer of affiliation (the “Ohio Filing” and, together with the Florida Filing and including biographical affidavits, background information, questionnaires, financial statements and information, structure of Purchaser and its Affiliates and any amendments thereof or supplements thereto to the extent required under the Requirements of Laws, the “Insurance Filings”) with the Ohio Department of Insurance with respect to Root Insurance Company and (iii) if the Company becomes subject to regulation in any additional jurisdictions and the Holder agrees to prepare and file any regulatory filings in such jurisdictions as may be required to acquire control of an insurance company in such jurisdictions.

“Second Amendment” means the Second Amendment to the Investment Agreement, dated August 31, 2026.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short-Term Warrants” means the three-year warrants designated as Tranche 1, Tranche 2 and Tranche 3 issued by the Company to the Holder on October 1, 2021, each of which has expired in accordance with its terms.

“Signing VWAP” means $55.72, the volume weighted average price per share of Class A Common Stock on the Trading Market for the ninety (90) consecutive Trading Day period ending on the Trading Day immediately prior to the Issuance Date.

“Trading Day” means a day on which the Trading Market is open for trading. If the Class A Common Stock is not listed on any Trading Market, then “Trading Day” means “Business Day.”

“Trading Market” means the Nasdaq Global Select Market or the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Tranche” means each of Tranche 1, Tranche 2, Tranche 3, Tranche 4 and Tranche 5, as described in the definition of Conditions to Exercise.

“Transfer” means to, directly or indirectly, (i) sell, offer to sell, contract to sell, sell or grant any option, right or warrant to purchase, purchase or acquire any option to sell, or otherwise dispose or transfer any security or (ii) enter into any total-return swap, derivative or any other similar agreement or any similar transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of such securities, whether any such swap, derivative or other similar transaction is to be settled by delivery of reference securities, other securities, in cash or otherwise.

“Transfer Agent” means the Company and any successor transfer agent of the Company.

“Warrant Cancellation Agreement” means the Warrant Cancellation and Exchange Agreement, dated August 31, 2026, by and between the Company and the Holder.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time (i) on or after the Initial Exercise Date and on or before the Termination Date or (ii) any time following a Fundamental Transaction (as defined below) occurring before the Initial Exercise Date (but subject to Section 3(d)(ii)), in each case subject to the satisfaction of the Conditions to Exercise, by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the "Notice of Exercise"). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate applicable Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise in the form determined by the Company pursuant to Section 2(b). No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company; provided, however, that the Holder may surrender this Warrant and receive a new Warrant pursuant to Section 2(c)(ii) hereof. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Subject to applicable law or regulation, the exercisability of this Warrant shall not preclude the Holder from electing, in its sole discretion, to exercise or convert any other right, option, warrant, convertible stock or other security of the Company (and the exercisability of such other right, option, warrant, convertible stock or other security of the Company shall not preclude the Holder from exercising this Warrant).

(b) Exercise Price. The applicable exercise price per share of the Common Stock under this Warrant shall be determined by reference to the applicable Tranche, as follows (each subject to adjustment hereunder (the "Applicable Exercise Price")):

Tranche 1: An amount per share equal to 130% of the Signing VWAP (representing a 30% premium to the Signing VWAP)

Tranche 2: An amount per share equal to 140% of the Signing VWAP (representing a 40% premium to the Signing VWAP)

Tranche 3: An amount per share equal to 150% of the Signing VWAP (representing a 50% premium to the Signing VWAP)

Tranche 4: An amount per share equal to 160% of the Signing VWAP (representing a 60% premium to the Signing VWAP)

Tranche 5: An amount per share equal to 170% of the Signing VWAP (representing a 70% premium to the Signing VWAP)

The applicable Exercise Price shall be payable by a cash payment to the Company of the applicable Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company; provided, however, that the Company may cause the Holder to receive, or the Holder may elect to receive, upon such exercise the "net number" of shares of Common Stock, where the Company will withhold a number of Warrant Shares (subject to Section 2(c)(v) hereof) then issuable upon exercise of this

Warrant with an aggregate Fair Market Value as of the date of the Notice of Exercise equal to the product of (x) the number of Warrant Shares as to which this Warrant is being exercised and (y) the applicable Exercise Price per share (a "Cashless Exercise"), or, if the Company and the Holder agree in writing, the Company may pay the Holder in cash the Fair Market Value of the shares of Common Stock that would otherwise be required to be transmitted to the Holder in connection with a Cashless Exercise.

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by book entry position, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the "Warrant Share Delivery Date"). If the Company and the Holder have agreed to cash settle pursuant to Section 2(b) in connection with any Cashless Exercise, the Company shall pay such cash at the Warrant Share Delivery Date. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate applicable Exercise Price is received within the earlier of (i) two (2) Trading Days after delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii) Delivery of New Warrant Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant at any time prior to the expiration of the Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to deliver to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date or pay the Holder cash if the Company and the Holder have agreed to cash settle pursuant to

Section 2(b) in connection with any Cashless Exercise, then the Holder will have the right to rescind such exercise.

(iv) Conditional Exercise. Notwithstanding the foregoing, if an exercise of all or any portion of this Warrant is to be made in connection with a Fundamental Transaction, such exercise may at the election of the Holder be conditioned upon the consummation of such Fundamental Transaction. If the exercise of this Warrant is conditioned upon the consummation of a Fundamental Transaction, the Warrant Share Delivery Date shall be the date of such consummation and such exercise shall be deemed to be effective immediately prior to such consummation.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii) Delayed Exercise. If at any time an exercise of the purchase rights represented by this Warrant would result in Holder and its Affiliates owning more than 34.9% of the Company’s issued and outstanding Common Stock at the time of exercise, then the Company shall have the right to delay the Warrant Share Delivery Date in order to obtain any necessary consents from lenders or other creditors that, if not obtained, would result in a breach of, or event of default under, any credit agreement, note or similar agreement.

(d) Extension for Regulatory Approvals.

(i) If, with respect to any Tranche, (A) the Policy Milestone applicable to such Tranche has been satisfied on or prior to the Termination Date and (B) any of the Conditions to Exercise set forth in clauses (i) and (ii) of the definition thereof (the "Regulatory Conditions") has not been satisfied as of the Termination Date, the Holder may, by delivering irrevocable written notice to the Company no later than thirty (30) days prior to the Termination Date (an "Exercise Intent Notice"), elect to extend the Termination Date solely with respect to such Tranche. The Exercise Intent Notice shall (1) identify each Tranche as to which the extension is elected, (2) certify that the applicable Policy Milestone for each such Tranche has been satisfied (or, if the Policy Milestone has not yet been satisfied at the time of the Exercise Intent Notice, state that the Holder reasonably expects such Policy Milestone to be satisfied on or prior to the Termination Date), and (3) confirm that the Holder intends to exercise such Tranche promptly following satisfaction of the Regulatory Conditions.

(ii) Upon timely delivery of an Exercise Intent Notice, the Termination Date shall be extended, solely with respect to each Tranche identified therein whose Policy Milestone has been satisfied on or prior to the original Termination Date, until the date that is thirty (30) days following the date on which the last of the Regulatory Conditions applicable to such Tranche is satisfied (such extended date, the "Extended Termination Date"); provided that:

(A) the Holder shall have submitted each filing required to satisfy such Regulatory Conditions no later than the later of (x) sixty (60) days following the delivery of the Exercise Intent Notice and (y) thirty (30) days following the original Termination Date, and shall thereafter use commercially reasonable efforts to obtain the applicable approvals and to respond to any requests for additional information from any applicable governmental authority in a timely manner;

(B) in no event shall the Extended Termination Date be later than the first (1st) anniversary of the original Termination Date;

(C) if the applicable Policy Milestone for any Tranche identified in the Exercise Intent Notice has not been satisfied on or prior to the original Termination Date, the extension shall not apply to such Tranche and such Tranche shall expire on the original Termination Date; and

(D) the extension provided by this Section 2(d) shall immediately terminate, and the applicable Tranche shall expire, upon the earliest of (w) the final, non-appealable denial of any Regulatory Condition applicable to such Tranche, (x) the withdrawal or abandonment by the Holder of any filing required to satisfy such Regulatory Conditions, (y) written notice from the Holder to the Company that any approval required to satisfy such Regulatory Conditions would impose a Burdensome Condition, and (z) the failure of the Holder to deliver a Notice of Exercise with respect to such Tranche within thirty (30) days following satisfaction of all Regulatory Conditions applicable thereto.

(iii) The Company shall use commercially reasonable efforts to cooperate with the Holder in obtaining the approvals necessary to satisfy the Regulatory Conditions, including by (A) furnishing to any governmental authority that regulates insurance, and to the United States Department of Justice and the Federal Trade Commission, such information as is reasonably requested by such authority in connection with the applicable filings, (B) promptly responding to any requests for additional information or documentary material issued by such authorities in connection with such filings, and (C) not taking any action that would reasonably be expected to materially delay or impair the ability of the Holder to obtain such approvals. In the event that the failure of any Regulatory Condition to be satisfied on or prior to the first anniversary of the original Termination Date is primarily attributable to the Company's failure to comply with its obligations under this Section 2(d)(iii), the date set forth in clause (ii)(B) above shall be extended by a period equal to the duration of such delay, not to exceed an additional ninety (90) days.

(iv) For the avoidance of doubt, (A) this Section 2(d) shall not extend the Termination Date with respect to any Tranche whose Policy Milestone has not been satisfied on or prior to the original Termination Date, (B) the Holder may not deliver an Exercise Intent Notice with respect to any Tranche whose Policy Milestone has not been satisfied at the time of such notice unless the Holder certifies its reasonable expectation that such milestone will be satisfied on or prior to the Termination Date, (C) notwithstanding Section 3(d)(ii), in the event that the Company delivers a Sale Notice during any extension period under this Section 2(d), the provisions of Section 3(d)(ii) shall apply to each Tranche subject to such extension as if the Regulatory Conditions had been satisfied, and the automatic exercise and partial vesting mechanics of Section 3(d)(ii) shall apply accordingly, and (D) during any extension period, all other provisions of this Warrant (including the adjustment provisions of Section 3(a) and the Fundamental Transaction provisions of Section 3(b)) shall continue to apply in full.

Section 3. Certain Adjustments.

(a) Adjustments.

(i) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides (including by way of stock split) outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then in each case the applicable Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Issuance of Rights, Options or Warrants. If the Company issues to all of the record holders of its Class A Common Stock any rights, options or warrants entitling them, to subscribe for or purchase shares of the Common Stock (the "Purchase Rights") at a price per share that is less than the average of the Fair Market Value of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, then the applicable Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((OS0 + Y) / (OS0 + X))

"EP0" means the applicable Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance; "EP1" means the applicable Exercise Price in effect immediately after the open of business on such Ex-Dividend Date; "OS0" means the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such issuance; "X" means the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and "Y" means the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Fair Market Value of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance.

Any decrease pursuant to this Section 3(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the applicable Exercise Price shall be increased to the applicable Exercise Price that would then be in effect had the decrease in the applicable Exercise Price been calculated on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the applicable Exercise Price shall be increased to the applicable Exercise Price that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 3(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Fair Market Value of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith.

(iii) Distribution Transactions. If the Company distributes shares of its capital stock, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of record of the Class A Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 3(a)(i) or Section 3(a)(ii), (b) dividends or distributions paid exclusively in cash (subject to Section 3(a)(iv)), (c) distributions in a transaction described in Section 3(b); and (d) Spin-Offs as to which the provisions set forth below in the second paragraph of this Section 3(a)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the "Distributed Property"), then the applicable Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((SP0 - FMV) / SP0)

"EP0" means the applicable Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution; "EP1" means the applicable Exercise Price in effect immediately after the open of business on such Ex-Dividend Date; "SP0" means the average Fair Market Value of the Class A Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and "FMV" means the fair market value (as determined by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of the Class A Common Stock on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this Section 3(a)(iii) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such dividend or distribution is not so paid, the applicable Exercise Price shall be reset, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the applicable Exercise Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing decrease, the Holder of this Warrant shall receive at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder had exercised this Warrant in full prior the distribution.

With respect to an adjustment pursuant to this Section 3(a)(iii) where there has been a payment of a dividend or other distribution on the Class A Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a "Spin-Off"), the applicable Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x (MP0 / (FMV + MP0))

"EP0" means the applicable Exercise Price in effect immediately prior to the close of business on the Effective Date of the Spin-Off; "EP1" means the applicable Exercise Price in effect immediately after the close of business on the Effective Date of the Spin-Off; "FMV" means the average Fair Market Value of the Capital Stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Common Stock over the first 10 consecutive Trading Day period after, and including, the first day that the Spin-Off stock begins trading regular-way (the "Valuation Period"); and "MP0" means the average Fair Market Value of the Class A Common Stock over the Valuation Period.

The adjustment to the applicable Exercise Price under the preceding paragraph will be calculated as of the open of business on the last Trading Day of the Valuation Period, but shall be given effect as of the close of business on the Effective Date of the Spin-Off.

(iv) Cash Dividends. If any cash dividend or distribution is made to all holders of record of the Class A Common Stock, the applicable Exercise Price shall be decreased based on the following formula:

EP1 = EP0 x ((SP0 - C) / SP0)

"EP0" means the applicable Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution; "EP1" means the applicable Exercise Price in effect immediately after the open of business on such Ex-Dividend Date; "SP0" means the average Fair Market Value of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and "C" means the amount in cash per share the Company distributes to all or substantially all holders of its Class A Common Stock.

Any decrease pursuant to this Section 3(a)(iv) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable Exercise Price shall be increased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the applicable Exercise Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing decrease, the Holder of this Warrant shall receive, at the same time and upon the same terms as holders of shares of the Class A Common Stock, the amount of cash that such Holder would have received if such Holder had exercised this Warrant in full prior the dividend or distribution.

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding, subject to Section 3(d)(ii), (i) a Company Sale occurs or (ii) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a "Fundamental Transaction"), then, upon any subsequent exercise of this

Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder in its sole discretion, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the applicable Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the applicable Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Class A Common Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, in the event that the Company elects to provide the Holder with a Sale Notice for a proposed Company Sale that would otherwise be considered a Fundamental Transaction, as described below in Section 3(d)(ii), this Section 3(b) shall not apply to such proposed Company Sale.

(c) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the applicable Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the applicable Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Sale Notice. Notwithstanding anything to the contrary set forth in this Warrant, in the event of a proposed Company Sale, the Company may elect to give written notice to the Holder of the proposed Company Sale and treatment of the Warrant under this Section 3(d)(ii) (a "Sale Notice"). If provided, the Sale Notice will include the definitive agreement relating to the Company Sale unless the Company is contractually prohibited from providing a copy of such draft, in which case the Sale Notice will include a description of the material terms of the proposed Company Sale in reasonable detail. The Sale Notice, if elected to be provided by the Company, shall be provided no less than fifteen (15) Business Days prior to the anticipated closing date of the Company Sale and shall specify that the exercise in connection therewith shall be a Cashless Exercise unless the Company and Holder have agreed in writing that such Holder will pay in cash the aggregate Exercise Price with respect to such exercise in lieu of Cashless Exercise. If the Company has delivered such Sale Notice, this Warrant shall be automatically deemed exercised immediately prior to the closing date of the Company Sale; provided, however, if (a) subject to the per Tranche partial vesting provided for below in this Section 3(d)(ii), the Conditions to Exercise have not been satisfied as of the date of the Sale Notice or (b) the calculations pursuant to Cashless Exercise would not result in an obligation to deliver any Warrant Shares to the Holder, then, in each case, this Warrant shall be deemed terminated without payment as of the date of the Sale Notice and the Holder shall have no further rights with respect thereto. Section 3(b) shall not apply in the event a Sale Notice is delivered with respect to a Company

Sale that would otherwise be considered a Fundamental Transaction. For purposes of this Section 3(d)(ii), in the event that the Conditions to Exercise specified in clause (i), (ii), and (iii) of the definition thereof have been satisfied in full, then for the first unvested Tranche for which the Policy Milestone has not been fully satisfied at the time of the Sale Notice, the Warrant Shares attributable to that Tranche shall partially vest in connection with such Company Sale by multiplying the number of Warrant Shares for such Tranche by a fraction, the numerator of which is the cumulative number of Attributed Policies through the date of such Company Sale and the denominator of which is the Policy Milestone for such Tranche. Tranches whose Policy Milestones have been fully satisfied at the time of the Sale Notice shall vest in full.

(iii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock (other than a regular dividend that is publicly announced in advance), (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice (unless such information is filed with the Commission, in which case a notice shall not be required) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

(a) Transferability. The Holder may not directly or indirectly Transfer all or any part of this Warrant other than to (i) a direct or indirect wholly-owned subsidiary of Carvana Group, LLC and (ii) subject to the Company's prior written consent not to be unreasonably withheld, any affiliates of the Carvana Group, LLC (each of (i) and (ii), a "Permitted Transferee" and such Transfer, a "Permitted Transfer"); provided that (A) if the Holder and its Affiliates have used reasonable best efforts to obtain the Required Regulatory Approvals and such Required Regulatory Approvals are not obtained or (B) if any of the Required Regulatory Approvals are obtained but the approvals in connection therewith would impose a Burdensome Condition, then the Holder may transfer up to 5% of this Warrant and the underlying shares to a Person that is not a Permitted Transferee at the Holder's sole discretion, and, subject to the Company's prior written consent not to be unreasonably withheld (it being agreed that it shall not be unreasonable for the Company to withhold consent to any transfer that would require the registration of the Warrant (or any portion thereof)), 5% or more of this Warrant and the underlying shares; provided, further: that (i) any transferee enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Warrant and the other restrictions contained in the Investment Agreement, dated August 11, 2021, as amended by the Second Amendment, by and among the Company and the Holder and (ii) following any partial transfer this Warrant shall remain exercisable only for all of the Warrant Shares by the Holders thereof subject to the Cap. Upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney, this Warrant may be Transferred to a Permitted Transferee. In the case of any Permitted Transfer to a Permitted Transferee, if any such Permitted Transferee thereafter ceases to satisfy the definition of a Permitted Transferee, such person will re-convey this Warrant to the transferor or to another Permitted Transferee either (i) before such Person ceases to satisfy the definition of a Permitted Transferee, so long as such Person knows of its upcoming change of status prior thereto or (ii) if such change of status is not known until after its occurrence, then as soon as practicable after the earlier of such former Permitted Transferee receiving notice or having knowledge thereof. No purported Transfer of this Warrant will be effective if a purpose or effect of such purported Transfer is to circumvent the provisions of the Certificate of Incorporation, the Investment Agreement or this Warrant. The Holder shall, prior to or concurrently with any transfer of a Warrant, pay funds sufficient to pay any transfer taxes payable upon the making of such transfer.

(b) New Warrants. In connection with any Permitted Transfer, (i) this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney and (ii) the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial Issuance Date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise as set forth in Section 2(c)(i) (or, if applicable, such later date as contemplated by Section 2(c)(vii)).

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, and, in the event the Holder becomes entitled to receive any other equity security of the Company (or security convertible into any other equity security of the Company) upon exercise of this Warrant, the Company will reserve a sufficient number of authorized but unissued shares of such equity securities to provide for the issuance of such equity securities upon exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(e) Restriction on Actions. Except and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant, (iv) will not create a new class of common stock of the Company, and (v) the Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the applicable Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(f) Governing Law. This Warrant, and all claims or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arising out of or relating to this Warrant or any of the transactions contemplated hereby or the negotiation, execution or performance of this Warrant (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Warrant or as an inducement to enter into this Warrant), shall be governed by and construed in accordance with the internal laws of the State of Delaware, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto agrees, with respect to any action arising out of or relating to this Warrant or the transactions contemplated hereby, (i) to submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party's address and in the manner set forth in Section 5(h) shall be effective service of process for any such action.

(g) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally or by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 80 E. Rich Street, Columbus, OH 43215, Attention: General Counsel, email address: legal@joinroot.com, or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the e-mail address or address of the Holder appearing on the books of the Company, or if to the initial Holder, at 300 E. Rio Salado Parkway, Tempe, AZ 85281, Attention: Paul Breaux, email address:

paul.breaux@carvana.com. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required to be given.

(i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(o) Entire Agreement. This Warrant, the Commercial Agreement, the Investment Agreement (as amended by the Second Amendment), the Registration Rights Agreement, as amended (as defined in the Second Amendment), and the Warrant Cancellation and Exchange Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements, and (iii) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof.

(p) Policy Reporting. Within fifteen (15) days after the end of each fiscal quarter of the Company, and at any other time within ten (10) Business Days following the written request of the Holder, the Company shall utilize the attribution methodology set forth in Section 1(a) of Schedule 3 of the Commercial Agreement, as applied in accordance with the parties’ course of dealing, and deliver to the Holder a written statement setting forth (i) the cumulative number of Attributed Policies as of the end of such quarter or as of the date of such request, as applicable, (ii) the number of Attributed Policies for such quarter, and (iii) which, if any, Policy Milestones have been satisfied as of such date. If the Holder disputes any such statement, the Holder shall so notify the Company within thirty (30) days after receipt thereof, and the parties shall work together in good faith to resolve such dispute for a period of thirty (30) days. If the dispute is not resolved within such period, either party may refer the matter to a nationally recognized independent accounting firm mutually acceptable to the parties, which shall use the attribution methodology set forth in Section 1(a) of Schedule 3 of the Commercial Agreement, as applied in accordance with the parties’ course of dealing, and whose determination shall be final and binding on the parties absent manifest error and whose fees shall be borne equally by the parties. This Section 5(p) shall survive any expiration or termination of the Commercial Agreement for so long as this Warrant remains outstanding.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ROOT, INC.

By:	/s/ Jonathan Allison
Name:	Jonathan Allison
Title:	Chief Administrative Officer

Acknowledged and accepted:

CARVANA GROUP, LLC

By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	Vice President and General Counsel

[Signature Page to Warrant]

NOTICE OF EXERCISE

TO: ROOT, INC.

(1) The undersigned hereby elects to purchase ______ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(b).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name (if such person is a Permitted Transferee) as is specified below:

_____________________________________________________________

The undersigned hereby represents and warrants as follows:

(a) the undersigned is acquiring such shares of Common Stock for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act"); and

(b) (i) the undersigned is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purposes of acquiring the Warrant or such shares of Common Stock or (ii) the undersigned is not a US Person as defined in Regulation S under the Securities Act, and the Warrant is not being exercised on behalf of a US Person. The undersigned's financial condition is such that it is able to bear the risk of holding such securities for an indefinite period of time and the risk of loss of its entire investment. The undersigned has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of investment in the Company.

(4) Please issue said Warrant Shares to the following DWAC Account Number or deliver evidence of such issuance in book-entry form to the undersigned at the address set forth below:

_____________________________________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:_________________________________________________________

Signature of Authorized Signatory of Investing Entity:__________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Date: _________________________________________________________________________

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: ______________________________________________
(Please Print)

Address: ____________________________________________

(Please Print)

Phone Number: _______________________________________

Email Address: _______________________________________

Dated: _______________, 20__

Holder's Signature: _____________________________________

Holder's Address: ______________________________________